PROMISSORY NOTE

$437,500.00                                                        March 3, 2004
                                                              New York, New York

FOR VALUE RECEIVED, the undersigned, Stronghold Technologies, Inc., a Nevada corporation, having a place of business at 106 Allen Road Basking Ridge, New Jersey, 07920 ("Maker"), promises to pay to the order of Stanford Financial Group ("Payee"), at 201 South Biscayne Boulevard, Suite 1200, Miami, Fl., or at such other address as Payee may from time to time specify by written notice, the sum of Four-hundred thirty-seven thousand and five hundred dollars ($437,500.00) Dollars, payable on March 3, 2007 (the "Due Date"). This Promissory Note shall accrue interest at a rate of 8% per annum.

All or any part of this Promissory Note may be prepaid at any time without penalty or premium. This Promissory Note is not assignable or negotiable by the Payee, and is not assignable by the Maker.

This Promissory Note may not be changed orally but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

This Note shall be deemed to be a contract made under the laws of the State of New Jersey and, as to matters of construction, validity or performance, shall be governed by the internal substantial laws of such state and not the law of conflicts of law.


MAKER                                    Agreed and Accepted
                                         PAYEE


Stronghold Technologies                  Stanford Venture Group Venture Group


By /s/  Christopher J. Carey              By
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